Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated August 21, 2020 with respect to the balance sheets of Veritransfer Inc. as of December 31, 2019 and 2018, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows, and the related notes to the financial statements for the year and period then ended, which report is included in Form 1-A dated on or about October 15, 2020, as filed with the Securities and Exchange Commission of the United States.

DeCoria, Maichel & Teague, P.S.

Spokane, Washington

October 16, 2020